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                                                                    Exhibit 99.1

                                              Contact: Jessica Levy
                                                       BOCK COMMUNICATIONS, INC.
                                                       (714) 540-1030
                                                       jlevy@bockpr.com



                REPEATER TECHNOLOGIES ANNOUNCES NASDAQ DELISTING

Sunnyvale, Calif. -- August 6, 2002 -- Repeater Technologies, Inc. (Nasdaq:
RPTR), a leading provider of coverage enhancement products and engineering services to wireless carriers worldwide, today announced that on August 5, 2002 it received notification from The Nasdaq Stock Market, Inc. indicating that the company's common stock had not maintained a minimum market value of publicly held shares of $5,000,000 and a minimum bid price per share of $1.00, as required by Nasdaq Marketplace Rules 4450(a)(2) and 4450(a)(5), over 30 consecutive trading days, and had not regained compliance during the 90 days provided under Marketplace Rules 4450(e)(1) and 4450(e)(2).

As a result of the company's inability to regain compliance in accordance with Marketplace Rules 4450(e)(1) and 4450(e)(2), Nasdaq notified the company that its securities would be delisted from The Nasdaq National Market at the opening of business on August 13, 2002.

Repeater Technologies also stated that it has withdrawn its application to transfer to The Nasdaq SmallCap Market and does not intend to request review of Nasdaq's delisting decision as permitted by Nasdaq's rules.

Repeater Technologies

Repeater Technologies, with headquarters in Sunnyvale, develops, markets and sells wireless coverage enhancement solutions primarily to wireless service providers. The company provides cost-effective, high-quality coverage systems and services that can be used in suburban, rural and urban areas and in coverage-limited structures.

To learn more, visit the company's website at http://www.repeaters.com. To reach the Investor Relations department, call 408.743.9444.